EXHIBIT 99.1
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RECENT EVENTS

     On March 29, 1997, John A. Fanning, Interim President and Chief Executive Officer, resigned as a Director of the Company. Mr. Fanning remains Interim President and Chief Executive Officer of the Company. Further, on March 29, 1997, the remaining Directors ratified and authorized a Search Committee comprised of Alvin H. Lane, Jr., Dennis M. O'Rourke and John A. Sprague to conduct a search for and hire a permanent Chief Executive Officer without further action from the Board of Directors. In connection therewith, Jupiter Partners, L.P., the holder of $40,150,000 gross proceeds of 9% convertible subordinated discount notes issued by the Company ("Convertible Notes"), and Hunt Capital Group, L.L.C. and L. Allen Wheeler, principal stockholders of the Company, stated their intention as security holders of the Company to nominate (or to request their respective designees to the Board of Directors of the Company to nominate), upon the selection of a permanent Chief Executive Officer, a slate of directors comprised of a representative of each of them, together with the permanent Chief Executive Officer and three (3) independent directors.